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                                                                 Exhibit 3.25(a)

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                      EMPLOYEE BENEFITS MANAGEMENT, INC.


     This Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation") amends, restates and integrates the Certificate of Incorporation of Employee Benefits Management, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 14, 1997 in the name of Zeigler Property Development Company and was amended on December 8, 1998 to amend the name to Employee Benefits Management, Inc. This Certificate of Incorporation has been duly adopted in accordance with the provisions of (S)(S)242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL").

                               ARTICLE 1:  NAME

     The name of the corporation shall be EMPLOYEE BENEFITS MANAGEMENT, INC. (the "Corporation").

              ARTICLE 2:  REGISTERED OFFICE AND REGISTERED AGENT

     The Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                              ARTICLE 3:  PURPOSE

     The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                          ARTICLE 4:  CAPITALIZATION

     1.   Total Stock.  The total number of shares of stock which the
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Corporation shall have authority to issue is one thousand one hundred seventy-
six (1,176) shares, one thousand (1,000) of which are to be designated as the Class A Common Stock of the Corporation (the "Class A Common Stock"), and one hundred seventy-six (176) of which are to be designated as the Class B Common Stock of the Corporation (the "Class B Common Stock") (collectively, the "Common Stock"), each having a par value of $0.01 per share. The shares of Class A Common Stock and Class B Common Stock may be issued from time to time for such consideration and upon such terms as the Board of Directors of the Corporation (the "Board of Directors") may determine from time to time.

     2.   Dividends.  When, as and if dividends or other distributions are
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declared by the Board of Directors on the Common Stock out of funds legally available for such purpose, whether payable
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in case, in property or in securities of the Corporation, the holders of all
Class A Common Stock and Class B Common Stock shall be entitled to share ratably, in proportion to the total number of shares of stock held by each holder, in all dividends paid or distributions made with respect to the stock; provided, however, that if dividends or distributions are declared that are payable in shares of, in subscription or other rights to acquire shares of, or securities convertible into or exchangeable for shares of, stock, the dividends or distributions payable in shares of, in subscription or other rights to acquire shares of, or securities convertible into or exchangeable for shares of, any particular class of stock shall be payable only to holders of such stock.

     3.   Voting Rights.  Except for the election of directors, all voting
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rights shall be vested solely in the holders of the Class A Common Stock.  At the election of the directors, the holders of the Class B Common Stock shall be entitled as a class to elect one (1) of the six (6) directors of the Corporation, and the holders of the Class A Common Stock shall be entitled to elect the remaining five (5) directors.

     4.   Consolidation or Merger.  Neither the consolidation or merger of the
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Corporation, nor the lease or conveyance of all or substantially all of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Article.

     5.   Dissolution, liquidation, winding up.  In the event of a voluntary or
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involuntary liquidation, dissolution, or winding up of the Corporation, (a) the holders of Class B Common Stock shall be entitled to receive out of the assets of the Corporation, whether those assets are capital or surplus of any nature, an amount per share equal to the lesser of (i) 15% of the amount of the total payment or distribution to the holders of Common Stock divided by the total number of shares of Class B Common Stock outstanding on the date of such liquidation, dissolution, or winding up, and (ii) the Redemption Value (as defined below), as determined in accordance with Article 5 (except that for such purpose "Call Date" shall be taken to mean the date of such liquidation, dissolution, or winding up); and (iii) the holders of Class A Common Stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

                        ARTICLE 5:  REDEMPTION OF STOCK

     1.   Limitation on Redemption of Common Stock.  So long as Class B Common
          ----------------------------------------
Stock is issued and outstanding, the Corporation shall not redeem or acquire any issued and outstanding Class A Common Stock.

     2.   Redemption of Class B Common Stock by Corporation.  The Corporation
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may redeem shares of Class B Common Stock, in whole or in part, at any time or from time to time on or after January 1, 2008, for cash or other immediately available funds, at a price per share (the "Call Price"), equal to the product of (a) 1.05 and (b) the Redemption Value to the extent that the Corporation shall have funds legally available for such payment. From and after the date fixed for redemption (the "Call Date"), unless default shall be made by the Corporation in providing funds sufficient for such redemption, such shares of Class B Common Stock will no longer be outstanding and all rights in respect of such shares of Class B Common Stock shall cease, except the right to receive the Call Price. If less than all of the outstanding shares of Class B Common Stock are to be redeemed, the

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Corporation shall redeem a portion of the shares of Class B Common Stock of each holder pro rata based on the number of shares of Class B Common Stock held by each holder and the Corporation shall execute and deliver to each such holder a new certificate for the unredeemed shares of Class B Common Stock.

     3.   Notice of Redemption by Corporation.  Notice of redemption must be
          -----------------------------------
given to the holders of Class B Common Stock at the addresses shown on the books of the Corporation not less than thirty (30) days nor more than sixty (60) days prior to the Call Date. Each such notice shall state: (i) the Call Date; (ii) the total number of shares of Class B Common Stock to be redeemed and, if fewer than all of the issued and outstanding shares of Class B Common Stock are to be redeemed, the number of such shares of Class B Common Stock to be redeemed from each holder; (iii) the Call Price; and (iv) the place or places where certificates for such shares of Class B Common Stock are to be surrendered for payment of the Call Price. Upon surrender of the certificate for any shares of Class B Common Stock so called for redemption (property endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation on the Call Date.

     4.   Redemption of Class B Common Stock Upon Request of Holders.  The
          ----------------------------------------------------------
Corporation shall redeem shares of Class B Common Stock, in whole or in part, at any time or from time to time for cash or other immediately available funds, at a price per share (the "Put Price") equal to the Redemption Value, to the extent that the Corporation shall have funds legally available for such payment, upon written request for such redemption having been made by any holder thereof on or after the occurrence of any of the following events: (a) the passage of July 1, 2007; or (b) with respect to AEI Resources Holding, Inc. (the ultimate parent corporation, hereinafter referred to as "AEI"), the happening of any of the following events (a "Change of Control"): (i) any person or entity, including a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than AEI or a wholly owned subsidiary thereof becomes the beneficial owner of AEI's securities constituting more than 50% of the outstanding securities of AEI that may be cast for the election of directors of AEI (other than as a result of an issuance of securities initiated by AEI in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then outstanding securities of AEI or any successor corporation or entity after such transaction are held in the aggregate by the holders of AEI's securities entitled to vote generally in the election of directors of AEI immediately prior to such transaction; provided, however, that, with respect to clause (b) of this Section 4, such holder shall not have the right to request or require the Corporation to redeem such holder's Class B Common Stock unless such redemption is in compliance with all applicable covenants contained in the Corporation's indentures, credit facilities or agreements and other agreements relating to the extension of credit or lending of funds to the Corporation. Such written request must be given by such holder to the Corporation not less than thirty (30) days nor more than sixty (60) days prior to the date specified in the notice for redemption (the "Put Date"). Each such request shall state that Put Date and the total number of shares of Class B common Stock to be redeemed. Upon receipt of such written request, the Corporation shall notify said holder, not more than fifteen (15) days thereafter, of the Put Price and the place or places where certificates for such shares of Class B Common Stock are to be surrendered for payment of the Redemption Value. Upon

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surrender of the certificate for any shares of Class B Common Stock so requested for redemption (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation on the Put Date. From and after the Put Date, unless default shall be made by the Corporation in providing funds sufficient for such redemption, such shares of Class B Common Stock will no longer be deemed to be outstanding and all rights in respect of such shares of Class B Common Stock shall cease, except the right to receive the Put Price.

     5.   Redemption Value.  The Redemption Value shall be equal to (a) the
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lesser of (i) 15% of the Net Worth (hereafter defined) of the Corporation, determined from the balance sheet of the Corporation (the "Redemption Balance Sheet") as of the last day of the calendar month immediately preceding the month in which the notice of redemption is sent or received by the Corporation (the "Balance Sheet Date"), and (ii) Seven Million Dollars ($7,000,000), divided by
(b) the total number of shares of Class B Common Stock of the Corporation outstanding on the Balance Sheet Date.

     The term "Net Worth" shall mean the sum of all items included in determining total assets as shown on the asset side of the Redemption Balance Sheet, less the sum of all items included in determining total liabilities as shown on the liability side of the Redemption Balance Sheet, except that no current or deferred tax asset or liability shall be included in the computation of Net Worth. The method of accounting for the Corporation shall utilize the same practices, procedures, and conventions used by AEI with respect to all consolidated subsidiaries thereof, except that in determining the liability for post-retirement medical costs and related expenses, a discount rate of seven and one-quarter percent (7.25%) shall be used. Such practices, procedures, and conventions shall include, but not be limited to, determining the liabilities of the Corporation attributable to the Corporation's assumption of, or indemnification for, certain post-retirement medical costs and related expenses of AEI by adjusting the accrual on the balance sheet from time to time to reflect, among other things, any changes in estimates of accrued liability that the Corporation, in accordance with normal practices, procedures, and conventions used by AEI with respect to all consolidated subsidiaries thereof, determines to be appropriate.

     Prior to the Put Date or Call Date, as applicable, any holder of Class B Common Stock whose shares are being redeemed shall have reasonable access at reasonable times to the books and records of the Corporation which support the Redemption Balance Sheet. If prior to the Put Date or Call Date, as applicable, holders of a majority of all then outstanding Class B Common Stock send to the Corporation written objection to the value of the assets or liabilities set forth in the Redemption Balance Sheet, then (i) the Net Worth will be determined by an arbitrator either agreed to in writing by the holders of a majority of all then outstanding Class B Common Stock and the Corporation, or, in the absence of such agreement, selected by lot from among the five largest nationally recognized accounting firms at that time (excluding, however, any firm which is then the regular outside accounting firm of the Corporation or any holder of a majority of all then outstanding Class B Common Stock), and (ii) the Put Date or Call Date, as applicable, shall be delayed until the tenth (10th) business day after the arbitrator sends its determination of Net Worth to the Corporation and each holder of Class B Common Stock. The arbitrator's determination of Net Worth shall be binding on the Corporation and the holders of the Class B Common Stock. The holders of the Class B Common Stock shall pay the cost of such arbitrator, except that, in the event the arbitrator's
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determination of Net Worth exceeds by more than twenty percent (20%) the
Corporation's determination of New Worth, the Corporation shall pay the cost of such arbitrator.

                             ARTICLE 6:  DURATION

     The Corporation shall have perpetual existence.

                       ARTICLE 7:  STOCKHOLDER PROPERTY

     This private property of the Corporation's stockholders shall not be subject to the payment of corporate debts to any extent whatever, and shall be exempt from corporate liability.

                   ARTICLE 8:  POWERS OF BOARD OF DIRECTORS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized, to the extent such authorization is not prohibited by the DGCL:

     a. To make, alter, amend, and rescind the Bylaws (the "Bylaws") of the Corporation.

     b. To set apart out of any of the available funds of the Corporation such reserves for proper purposes as the Board of Directors may deem expedient, and to abolish any such reserves.

     c.   To determine the use and distribution of any surplus and net profits.

     d. To authorize and cause to be executed and delivered, without limit as to amount, mortgages and instruments of pledge of, and other instruments creating liens upon, the real and personal property of the Corporation.

     e. From time to time, to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) shall be open to the inspection of the stockholders of the Corporation, and no such stockholder shall have the right to inspect any account or book or document of the Corporation, except as conferred by statute, or authorized by the directors or by a resolution of the stockholders of the Corporation.

     f. By resolution or resolutions, passed by a majority of the Board, to designate one or more committees, each committee to consist of two or more directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the Bylaws of the Corporations, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have the power to authorize the seal of the Corporation to be affixed to all papers which may require it.

     g. When and as authorized by the affirmative vote of the holders of a majority of the Common Stock issued and outstanding having voting powers given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the

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voting Common Stock issued and outstanding, the Board of Directors shall have power and authority to sell, lease or exchange all of the property and assets of the Corporation, including its goodwill, upon such terms and conditions and for such considerations, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations as the Board of Directors shall deem expedient and for the best interest of the Corporation.

     h. To authorize and direct the payment of dividends and the making of other distributions by the Corporation in respect of shares of the issued and outstanding Class A Common Stock and Class B Common stock at such times, in such amounts and forms, from such sources and upon such terms and conditions as it may, in its sole and absolute discretion, from time to time determine, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL and by this Certificate of Incorporation. Except with respect to distributions payable to holders of Class B Common Stock in the event of a liquidation, dissolution or winding up of the affairs of the Corporation pursuant to Article 4, Section 5 above, no holder of Class B Common Stock shall have the right to bring suit against the Corporation, the Board of Directors or any individual director seeking the payment of a dividend or the making of other distributions by the Corporation, any such right being waived by each holder of Class B Common Stock.

     The Corporation may, in its Bylaws, confer powers and authority upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon it by statute.

                       ARTICLE 9:  CONFLICTS OF INTEREST

     Except as otherwise provided by the DGCL, no contract or other transaction between the Corporation and any other corporation and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors of such other corporation.

                  ARTICLE 10:  LOCATION OF MEETINGS AND BOOKS

     The stockholders and Board of Directors shall have the power to hold their meetings and to keep the books of the Corporation (except such as are required by the laws of Delaware to be kept in Delaware) and documents and papers of the Corporation outside the State of Delaware and have one or more offices within or without the State of Delaware at such places as may be designated from time to time by the Board of Directors.

                        ARTICLE 11:  BOARD OF DIRECTORS

     1.   Number.  The Board of Directors shall consist of six directors and
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such directors shall be divided into two classes.  One class shall consist of five directors (the "Class A Directors") and only holders of Class A Common Stock shall be entitled to vote for the election or removal of Class A Directors. The second class of directors shall consist of one director (the "Class B Director") and only holders of Class B Common Stock shall be entitled to vote for the election or removal of the Class B Director. The directors need not be shareholders.

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     2.   Vacancies.  Any vacancies on the Board of Directors among the Class A
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Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the remaining Class A Directors then in office, or if there shall be no Class A Directors remaining, by vote of the holders of Class A Common Stock at the next annual or special stockholders meeting. Any vacancy on the Board of Directors of the Class B Director resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by vote of the holders of Class B Common Stock at the next annual or special stockholders meeting.

                         ARTICLE 12:  INDEMNIFICATION

     1.   Personal Liability.  A director of the Corporation shall not be
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personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under Section 145 or 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     2.   Extent of Indemnification.  Each director or officer of the
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Corporation who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director of officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, (but, in the case of any amendment to the DGCL after the filing date of the Certificate of Incorporation, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in
Section 3 of this Article 12, the Corporation shall indemnify any such director or officer seeking indemnification in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding,

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shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 2 or otherwise. The Corporation may, be action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     3.   Payment.  If a claim under Section 2 of this Article 12 is not paid in
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full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such Directors, the Corporation's independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board of Directors, the Corporation's independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     4.   Exclusivity of Remedy.  The right to indemnification and the payment
          ---------------------
of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     5.   Insurance.  The Corporation shall maintain insurance, at its expense,
          ---------
to protect itself and any director or officer of the Corporation against any expense, liability or loss referenced by this Article 12, whether or not the Corporation would have the power to indemnify its officers or directors against such expense, liability or loss under the DGCL.

            ARTICLE 13:  SUPER MAJORITY FOR AMENDMENT

     No amendment of this Certificate of Incorporation requiring a vote of the shareholders under the DGCL shall be effective unless approved by holders of seventy-five percent (75%) of the Class A Common Stock then issued and outstanding and holders of seventy-five percent (75%) of the Class B Common Stock then issued and outstanding.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by John Lynch, its Secretary, this 11/th/ day of December, 1998.

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

                                   EMPLOYEE BENEFITS MANAGEMENT, INC.



                                   By: /s/ John Lynch
                                       --------------
                                           John Lynch, Secretary

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